EXHIBIT 2.2


AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

MAY 29, 1997

No. C8210-86
/s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE



                        ARTICLES OF MERGER

          Merger of InvestAmerica, Inc., a Nevada corporation,
                          with and into
     Progressive Polymerics International, Inc., a Nevada corporation

THESE ARTICLES OF MERGER, are hereby adopted by InvestAmerica, Inc., a
Nevada corporation, and Progressive Polymerics International, Inc., also a Nevada corporation, pursuant to Section 78.458 Nevada Revised Statues as amended, so as to provide for the merger of InvestAmerica, Inc. with and into Progressive Polymerics International, Inc. on the following terms and conditions:

                            PARTIES

The parties to the Merger are:

       InvestAmerica, Inc., a Nevada corporation, the merging corporation

       Progressive Polymerics International, Inc., a Nevada corporation, the surviving corporation


                              ADOPTION

      A Plan and Agreement of Merger was adopted by the constituent corporations on May 14, 1997.

      The Plan and Agreement of Merger, previously approved, adopted and recommended by the Board of Directors of Progressive Polymerics International, Inc., was submitted to and adopted by a majority vote of the stockholders of Progressive Polymerics International Inc. at a Special Meeting of Stockholder called pursuant to Notice and call for the purpose of acting upon such Plan and Agreement of Merger and duly held on May 14, 1997, a quorum being present. As of the recorded date of April 17, 1997 Progressive Polymerics International, Inc. had only one class of capital stock issued and outstanding, being the Common Stock, of which 481,838 shares were issued and outstanding, of which 242,376 shares were voted "for" the Plan and Agreement of merger and 11,340 shares were voted "against" such Plan and Agreement, while 50 shares "abstained". The total votes "for" the Plan and Agreement of merger was sufficient for approval of such and Agreement by the Common Stockholders.

      The plan and Agreement of Merger was (unanimously) adopted by the single stockholder of InvestAmerica, Inc. pursuant to Written Consent dated May 14, 1997.

      A complete executed Plan and Agreement of Merger is on file at the
principal office of the surviving corporation.	A copy thereof shall be
furnished, at no cost, to any stock holder either constituent corporation upon request.


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                          TERMS AND CONDITIONS

     This Merger shall be effective upon the filing of these Articles of Merger with the Secretary of State for the State of Nevada. This Merger shall be governed by the laws of the State of Nevada.

     Upon effectiveness of the Merger:

     The separate existence of InvestAmerica, Inc., the merging corporation, shall cease, while the existence of Progressive Polymerics International, Inc., the surviving corporation, shall continue under Nevada law.

     All real estate and property of the merging corporation shall vest in the surviving corporation without reversion or impairment.

     The surviving corporation shall possess all of the rights, powers, privileges, immunities and franchises as well of a public and as of a private nature of the merging corporation.

     The surviving corporation shall succeed to all of the liabilities of the merging corporation and shall henceforth be responsible and liable for all the obligations, debts and liabilities of such merging corporation.

    The shares of the merging corporation shall be converted into shares of the surviving corporation.

    The Articles of Incorporation of the surviving corporation, as amended, shall be further amended as provided herinbelow.


                             AMENDMENTS

     Except as provided herein, the Articles of Incorporation of Progressive Polymerics International, Inc., the surviving corporation, shall remain in full force and effect. The amendment to the Articles of Incorporation to be effected by the merger are as follows:

     The name of the surviving corporation shall be changed; accordingly Article FIRST shall be amended to read as follows:

     FIRST:  The name of the corporation is InvestAmerica, Inc.


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IN WITNESS WHEREOF, the constituent corporations have executed these Articles of Merger this 14th day of May, 1997:

                           INVESTAMERICA, INC.

ATTEST:

By: /s/ Terance A. Davis
   -----------------------
    President


By: /s/ Richard C. Fox
   -----------------------
    Secretary

                       PROGRESSIVE POLYMERICS
                         INTERNATIONAL, INC.

ATTEST:

By:  /s/ Terance A. Davis
   ------------------------
   President

By:  /s/ Richard C. Fox
    -----------------------
    Secretary






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STATE OF NEVADA  )
                 ) ss
COUNTY OF CLARK  )

                       ACKOWLEDGEMENT AND VERIFICATION
Personally appeared before me, a notary public in and for said County and State, Terence A. Davis and Richard C. Fox, known to me or duly proved to me, who stated that they were the President and Secretary, respectively, of Progressive Polymerics International, Inc. and they acknowledged that they had executed the foregoing Articles of Merger on behalf of Progressive Polymerics, International, Inc. for the purposes stated therein, and, they being duly sworn, deposed and said that the facts stated in the foregoing Articles of Merger were true and correct to the best of their information, knowledge and belief.

     Sworn to and subscribed before me the 14th day of May, 1997;


/s/ Melanie Beth Scott
--------------------------
Notary Public
My Commission Expires:

August 28, 1999

STATE OF NEVADA )
                ) ss.
COUNTY OF CLARK )

                   ACKOWLEDGEMENT AND VERIFICATION
     Personally appeared before me, a notary public in and for said County and State, Terence A. Davis and Richard C. Fox, known to me or duly proved to me, who stated that they were the President and Secretary, respectively, of Progressive Polymerics International, Inc. and they acknowledged that they had executed the foregoing Articles of Merger on behalf of Progressive Polymerics, International, Inc. for the purposes stated therein, and, they being duly sworn, deposed and said that the facts stated in the foregoing Articles of Merger were true and correct to the best of their information, knowledge and belief.

     Sworn to and subscribed before me the 14th day of May, 1997;

/s/ Melanie Beth Scott
--------------------------
Notary Public
My Commission Expires:

August 28, 1999



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